Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Third Quarter Financial Results

Significant net income increases for the quarter and year-to-date periods

Westminster, MA – February 13, 2019 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the third quarter. Net income for the third quarter and nine month periods ended December 31, 2018 was $218,000 and $563,000, respectively, compared to a net loss of $691,000 and net income of $101,000 in the same prior year periods.

“We are operating at targeted levels of production at the end of the third quarter, primarily with certain projects that have longer build cycles,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our operating margins are positive and we expect to remain profitable in the fourth quarter and for the full year of fiscal 2019. Our expected pipeline remains strong”

The financial statements in this report for periods beginning after April 1, 2018 and all subsequent reports reflect the adoption of the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), or ASC 606. Prior period amounts have not been restated and continue to be reported in accordance with the accounting standards in effect for those periods. (For more information regarding the adoption of ASC 606, refer to the Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10Q for the period ended December 31, 2018 filed with the Securities and Exchange Commission).

Third Quarter Fiscal 2019 Financial Results

•	Net sales were $4.3 million, a $0.6 million increase when compared to $3.6 million in the same quarter a year ago. The third quarter included $2.4 million of revenue related to the adoption of ASC 606.
•	Gross profit of $1.0 million was more than double that reported for the same period a year ago.
•	Operating income was $339,000 or 8% as a percentage of net sales.
•	Net income was $218,000, compared to net loss of $691,000 in the quarter a year ago. With the enactment of the 2017 Tax Act, our December 31, 2017 financial results included a $0.5 million discrete tax item related to the re-measurement of our U.S. deferred tax assets at the new lower 21% U.S. federal statutory tax rate.
•	EBITDA increased to $528,000 for the quarter ended December 31, 2018. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Nine Months Fiscal 2019 Financial Results

•	Net sales were $12.0 million compared to $14.1 million in the same period a year ago. The first nine months of fiscal year 2019 included $6.3 million of revenue related to the adoption of ASC 606.
•	Gross margins for the comparable nine-month periods in fiscal 2019 and fiscal 2018 were 26% and 26%, respectively. Gross profit was $3.1 million compared to $3.6 million in the same period last year.
•	Operating income for the comparable nine-month periods in fiscal 2019 and fiscal 2018 was $1.0 million and $1.4 million, respectively.
•	Net income was $563,000, or $0.02 per share basic and diluted, compared to net income of $101,000 in the same period a year ago. The December 31, 2017 financial results included a $0.5 million discrete tax item related to the re-measurement of our U.S. deferred tax assets at the new lower 21% U.S. federal statutory tax rate.
•	EBITDA for the comparable nine-month periods in fiscal 2019 and fiscal 2018 was $1.6 million and $1.9 million, respectively. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

At December 31, 2018, TechPrecision had $1.8 million in cash, and working capital of $5.4 million compared to $2.7 million in cash and working capital of $4.9 million at March 31, 2018. There has been no cash paid for income taxes during the nine months ended December 31, 2018. The Company does not expect to make any significant tax payments for the remainder of the fiscal year.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on February 13, 2019. To participate in the live conference call, please dial 1-888-428-7458 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-862-298-0702. When prompted, reference TechPrecision.

A replay will be available until March 13, 2019. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 42835. The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at https://www.investornetwork.com/event/presentation/42835.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue, our ability to change the composition of our revenues and effectively reduce operating expenses, the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity, our ability to receive contract awards through competitive bidding processes, our ability to maintain standards to enable us to manufacture products to exacting specifications, our ability to enter new markets for our services, our reliance on a small number of customers for a significant percentage of our business, competitive pressures in the markets we serve, changes in the availability or cost of raw materials and energy for our production facilities, operating in a single geographic location, restrictions in our ability to operate our business due to our outstanding indebtedness, government regulations and requirements, pricing and business development difficulties, changes in government spending on national defense, our ability to make acquisitions and successfully integrate those acquisitions with our business, general economic conditions, industry and market conditions and growth rates and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,837,925	$2,689,110
Accounts receivable, net	147,788	1,446,982
Contract assets	7,968,711	347,896
Inventories	1,980,838	2,088,485
Other current assets	464,714	450,540
Total current assets	12,399,976	7,023,013
Property, plant and equipment, net	5,046,757	5,202,448
Deferred income taxes	2,311,440	2,046,298
Other noncurrent assets, net	7,138	6,860
Total assets	$19,765,311	$14,278,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$625,598	$345,705
Accrued expenses	878,112	788,084
Contract liabilities	4,693,889	180,706
Current portion of long-term debt	807,059	766,354
Total current liabilities	7,004,658	2,080,849
Long-term debt, including capital leases	3,611,430	4,185,274
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 28,949,593 shares issued and outstanding at December 31, 2018, and 28,824,593 shares issued and outstanding at March 31, 2018	2,895	2,882
Additional paid in capital	8,668,709	8,561,995
Accumulated other comprehensive income	21,834	24,236
Retained earnings (accumulated deficit)	455,785	(576,617)
Total stockholders’ equity	9,149,223	8,012,496
Total liabilities and stockholders’ equity	$19,765,311	$14,278,619

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net sales	$4,270,396	$3,642,294	$11,990,404	$14,061,574
Cost of sales	3,299,166	3,219,543	8,871,550	10,465,235
Gross profit	971,230	422,751	3,118,854	3,596,339
Selling, general and administrative	631,783	596,271	2,113,285	2,236,371
Income (loss) from operations	339,447	(173,520)	1,005,569	1,359,968
Other expense, net	(86,724)	(104,775)	(265,343)	(312,424)
Income (loss) before income taxes	252,723	(278,295)	740,226	1,047,544
Income tax expense	34,701	413,096	177,104	946,247
Net income (loss)	$218,022	$(691,391)	$563,122	$101,297
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	$18	$601	$(2,402)	$3,187
Other comprehensive income (loss), before tax	18	601	(2,402)	3,187
Income tax expense (benefit) on other comprehensive income (loss)	--	(36)	--	1,006
Other comprehensive income (loss), net of tax	$18	$637	$(2,402)	$2,181
Comprehensive income (loss)	$218,040	$(690,754)	$560,720	$103,478
Net income (loss) per share basic	$0.01	$(0.02)	$0.02	$0.00
Net income (loss) per share diluted	$0.01	$(0.02)	$0.02	$0.00
Weighted average number of shares outstanding: Basic	28,858,560	28,824,593	28,835,957	28,824,593
Diluted	30,427,218	28,824,593	30,158,509	29,564,841

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$563,122	$101,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	558,571	523,640
Amortization of debt issue costs	43,638	53,964
Stock based compensation expense	106,727	226,935
Change in contract loss provision	24,541	(43,815)
Deferred income taxes	177,104	904,243
Changes in operating assets and liabilities:
Accounts receivable	1,299,194	261,084
Inventories	(1,004,145)	(385,013)
Contract assets	(5,912,297)	(65,500)
Other current assets	(14,174)	(87,682)
Other noncurrent assets and liabilities	(7,245)	(14,516)
Accounts payable	279,893	(106,273)
Accrued expenses	202,860	(28,712)
Contract liabilities	3,803,087	(66,121)
Net cash provided by operating activities	120,876	1,273,531
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(402,880)	(914,648)
Proceeds from sale of equipment	--	80,000
Net cash used in investing activities	(402,880)	(834,648)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(569,809)	(533,297)
Net cash used in financing activities	(569,809)	(533,297)
Effect of exchange rate on cash and cash equivalents	628	(713)
Net decrease in cash and cash equivalents	(851,185)	(95,127)
Cash and cash equivalents, beginning of period	2,689,110	3,066,156
Cash and cash equivalents, end of period	$1,837,925	$2,971,029

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income

Earnings before interest, taxes, and depreciation and amortization, or EBITDA, is a non-GAAP measure. The following table provides a reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements:

	Three months ended December 31,			Nine months ended December 31,
(dollars in thousands)	2018	2017	Change	2018	2017	Change
Net income (loss)	$218	$(691)	$909	$563	$101	$462
Income tax expense	$35	$413	$(378)	$177	$946	$(769)
Interest expense (a)	$88	$105	$(17)	$274	$314	$(40)
Depreciation	$187	$172	$15	$559	$524	$35
EBITDA	$528	$(1)	$529	$1,573	$1,885	$(312)

(a) includes amortization of debt issue costs

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